EXHIBIT 99.5

EXECUTION VERSION

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of January 10, 2017, between MBIA INSURANCE CORPORATION and MZ FUNDING LLC. The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery, money laundering, or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended from time to time, and the United Kingdom’s Bribery Act 2010, as amended from time to time.

“Applicable Tranche” means (a) if the Tranche A Loan has not been paid in full, the Tranche A Loan, or (b) if the Tranche A Loan has been paid in full, the Tranche B Loan.

“Available Liquidity” means, as of the last day of any fiscal quarter, the amount equal to (a) the Undrawn Delayed Draw Amount plus (b) the amount of “Cash Equivalents and Short-Term Investments” (as such item is reported in the Borrower’s statutory financial statement filed for such fiscal quarter) minus (c) “foreign cash depositories,” (as such item is reported in the Borrower’s statutory financial statement filed for such fiscal quarter).

“Blocked Account Opening Date” means the date agreed by the Borrower and the Lender as the date on and after which cash collateral pledged from the Borrower to the Lender will be deposited in the Collection Account and Mandatory Prepayment Account.

“Borrower” means MBIA Insurance Corporation, a New York corporation.

“Business Day” means each day which is not a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower:

(a) (i) Dollars and (ii) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof, in each case having maturities of not more than twelve (12) months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated at least P-2 (or the then equivalent grade) by Moody’s Investors Services, Inc. (“Moody’s”) or at least A-2 (or the then equivalent grade) by Standard & Poor’s Financial Services LLC (“S&P”) and (iii) has combined capital and surplus of at least $500,000,000 (any such bank being an “Approved Domestic Bank”), in each case with maturities of not more than three hundred sixty-five (365) days from the date of acquisition thereof;

(c) commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition thereof;

(d) marketable short-term money market and similar funds (including such funds investing a portion of their assets in municipal securities) having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(e) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed or insured by the United States government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(f) Investments, classified in accordance with GAAP as Current Assets of the Borrower, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $500,000,000, and the portfolios of which are limited such that at least 95% of such investments are of the character, quality and maturity described in clauses (a) through (e) of this definition; and

(g) investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (f) above.

“Cash Sweep Amount” means, with respect to the last day of any fiscal quarter of the Borrower, an amount equal to the amount by which Available Liquidity exceeds $150,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means, at any time, the failure of MBIA Inc. to directly, legally and beneficially own 100% of the Equity Interests of (a) the Borrower or (b) the Lender.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, the Zohar I Collateral and the Zohar II Collateral and any other assets described in Exhibit A to the Security Agreement.

“Collection Account” means (a) prior to the Blocked Account Opening Date, an account of the Senior Trustee established under the Senior Indenture and designated as the Collateral Proceeds Account and (b) on and after the Blocked Account Opening Date, that certain interest-bearing account held in the name of the Lender at the Deposit Bank which shall at all times be subject to the Liens of the Senior Collateral Agent for the benefit of the Senior Note Holders and the other Secured Creditors (as defined in the Senior Indenture) and governed by the Collection Account Control Agreement.

“Collection Account Control Agreement” means the Blocked Account Control Agreement among the Lender, the Senior Collateral Agent and the Deposit Bank with respect to the Collection Account, or another account control agreement entered into in replacement thereof.

“Commitment” means the Lender’s commitment to lend the Tranche A Loan and the Tranche B Loan as such commitment may be reduced from time to time pursuant to the terms of this Agreement. Once reduced, the amount of the Commitment cannot be increased.

“Company Operating Agreement” means that certain Limited Liability Company Agreement of MZ Funding LLC, dated as of January 9, 2017.

“Confidential Information” means all information relating to the Collateral or to the Borrower or any of its Affiliates or any of their respective businesses (including without limitation information prepared by others and forwarded by or on behalf of the Borrower or any of its Affiliates and information described in Section 5.01(d) and 5.09(d)), other than any such information that (i) is or becomes generally available to the public on a non-confidential basis, (ii) is known to the Lender (or other party required to keep information confidential pursuant to this Agreement) on a non-confidential basis prior to the time of disclosure of such information by the Borrower, (iii) is independently developed by the Lender (or other party required to keep information confidential pursuant to this Agreement), (iv) is permitted in writing by the Borrower to be disclosed to third parties on a non-confidential basis, (v) is or was publicly disclosed by the Borrower, or (vi) is Publicized Information.

“Control Agreements” means the Collection Account Control Agreement and the Mandatory Prepayment Account Control Agreement.

“Credit Documents” means this Agreement, the Security Agreement, the Control Agreements, the Loan Administration Agreement, the Notes, the Intercreditor Agreement and any other documents hereafter delivered to the Lender by the Borrower evidencing or securing the Loan or the Collateral.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delayed Draw Amount” means the net proceeds of additional notes issued by the Lender and purchased by MBIA Inc. after the Closing Date pursuant to the Subordinated Facility, up to $50,000,000 in the aggregate.

“Delayed Draw Loan” has the meaning given to such term in Section 2.01.

“Deposit Bank” means JPMorgan Chase Bank, N.A. or such other bank agreed between the Borrower and the Lender with the consent of the Collateral Agent as directed by the Majority Senior Note Holders.

“Disposition” or “Dispose” means the sale, transfer, license, sublicense, lease, any other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and any reinsurance or novation arrangement or transaction; provided, however, that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another Person.

“Distribution Account” has the meaning specified in the Senior Indenture and the Subordinated Indenture.

“Dollars” or “$” means the lawful money of the United States of America.

“Eligible Person” means a person who is (i) a “qualified purchaser” within the meaning of the Investment Company Act, and the rules and regulations promulgated pursuant thereto and who (ii) either (x) is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended, or (y) purchases or intends to purchase Senior Notes or Subordinated Notes in an offshore transaction outside the United States in reliance on Regulation S under the Securities Act, or (z) is an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, including applicable common law, regulations, ordinances, rules, judgments, orders, decrees or governmental restrictions relating to pollution, the protection of the environment, the release of Hazardous Materials into the environment and human exposure to Hazardous Materials, including those related to the treatment, transport, storage and disposal of Hazardous Materials, air emissions and discharges to public pollution control systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is considered a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (k) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower, other than in the usual course.

“ERISA Affiliate” means (a) Any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Issuer, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Issuer or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Issuer, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Event of Default” has the meaning set forth in Article VI.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Borrower or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA; provided, however, for the avoidance of doubt, that Excluded Taxes shall not include any Taxes described in clause (b) of the definition of Other Taxes.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower in good faith (which shall be conclusive if reasonably determined in good faith).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Final Maturity Date” means (a) January 20, 2020, or (b) such earlier date on which the Loan shall become due and payable in accordance with the terms of this Agreement, whether by acceleration or otherwise.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, any state or locality, any political subdivision of the foregoing, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means all radioactive and all hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant,” pursuant to any Environmental Law.

“Indebtedness” of a Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations (excluding any prepaid interest thereon) of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than (i) trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof and (ii) expenses accrued in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guaranty obligations of such Person with respect to Indebtedness of another Person (excluding financial guarantee policies issued by the Borrower in the ordinary course of business), (h) the principal portion of all capital lease obligations plus any accrued interest thereon, (i) all net obligations of such Person under hedging agreements, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred equity interests issued by such Person, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, (m) all obligations of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venture solely to the extent such obligations are recourse to such Person and (n) obligations of such Person under non-compete agreements to the extent such obligations are quantifiable contingent obligations of such Person under GAAP principles; provided, however, that all financial guarantee policies issued by the Borrower in the ordinary course of business with respect to Indebtedness of another Person shall not be considered “Indebtedness.”

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Loan” has the meaning given to such term in Section 2.01.

“Insolvency Proceeding” means any case, proceeding or other action by or against any Person (a) under any existing or future law (including any agency or department with jurisdiction over insurance companies) of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, rehabilitation, liquidation, conservatorship, receivership or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition, rehabilitation or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator, rehabilitator, liquidator or other similar official for it or for all or any substantial part of its assets.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Senior Collateral Agent, the Subordinated Collateral Agent and the Lender.

“Interest and Principal Payment Certification” means an Interest and Principal Payment Certification for such Interest Payment Date in substantially the form of Exhibit A, with such changes as agreed to by the Lender and the Borrower; provided that the written objection of the Majority Senior Note Holders has not been received by the Borrower or the Lender on or before the 5th Business Day after a copy thereof has been sent to the Senior Note Holders by the Senior Trustee.

“Interest Period” means (a) initially, the period from the Closing Date to but excluding February 1, 2017 and (b) thereafter, the period following the end of the immediately preceding Interest Period to but excluding the next Interest Payment Date.

“Interest Payment Date” means each February 1, May 1, August 1, and November 1, commencing on February 1, 2017.

“Investment” means, as to any Person, any direct or indirect investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of Indebtedness in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such other Person.

“Investment Plan” means the investment guidelines of the Borrower as of the Closing Date, attached as Schedule IV, as amended from time to time in the ordinary course of business consistent with the Borrower’s policy for amending such guidelines.

“Lender” means MZ Funding LLC.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means, collectively, the Tranche A Loan and the Tranche B Loan.

“Loan Administration Agreement” means that certain Loan Administration Agreement, dated as of the date hereof, by and among the Lender, the Loan Administrator and the Senior Trustee, and acknowledged by the Borrower.

“Loan Administrator” means Wilmington Savings Fund Society, FSB.

“Loan Commitment Fee” means a $3,250,000 financed commitment fee.

“Majority Senior Note Holders” means the Senior Note Holders holding a majority of the Outstanding principal amount of the securities issued under the Senior Facility; provided that the calculation of “Majority Senior Note Holders” shall not include any securities held by the Lender, the Borrower or any of their Affiliates other than as provided in Section 2.13 of the Senior Indenture.

“Make-Whole Premium” shall mean, with respect to the Loan on any applicable date of prepayment of the Loan whether by acceleration, voluntary or mandatory prepayment, or otherwise, on or prior to the Make-Whole Termination Date, the amount as calculated by the Lender as equal to the following percentage of the principal (excluding any PIK Principal) so prepaid:

Period after the Closing Date	Make-Whole Premium
During first 90 days	21.00%
During 91st to 180th day	17.50%
During 181st to 270th day	14.00%
During 271st to 360th day	10.50%
During 361st to 450th day	7.00%
During 451st to 540th day	3.50%
On and after 541st day	0%

“Make-Whole Termination Date” means the 541st day after the Closing Date.

“Mandatory Prepayment Account” means (a) prior to the Blocked Account Opening Date, an account of the Senior Trustee established in the Senior Indenture and designated as the Collateral Proceeds Account and (b) on and after the Blocked Account Opening Date, that certain interest-bearing account held in the name of the Lender at the Deposit Bank which shall at all times be subject to the Liens of the Senior Collateral Agent for the benefit of the Senior Note Holders and the other Secured Creditors (as defined in the Senior Indenture) and governed by the Mandatory Prepayment Account Control Agreement.

“Mandatory Prepayment Account Control Agreement” means the Blocked Account Control Agreement among the Lender, the Senior Collateral Agent and the Deposit Bank with respect to the Mandatory Prepayment Account, or another account control agreement entered into in replacement thereof.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Borrower, (b) the Borrower’s or the Lender’s ability to perform any of its payment obligations under this Agreement, the other Credit Documents or the Senior Facility, or (c) the rights and remedies of the Lender under this Agreement and the other Credit Documents; provided, that solely for purposes of determining whether a Material Adverse Effect has occurred at a time prior to the Closing Date, and assuming the accuracy of the representation given in the last sentence of Section 3.22, a Specified Reserve Increase shall not, by itself, be deemed to constitute a Material Adverse Effect; provided further that it may be taken into account with other factors, conditions and changes in determining whether a Material Adverse Effect has occurred. A “Specified Reserve Increase” means an increase in statutory loss reserves, loss adjustment expense reserves or contingency reserves, which, together with all other such increases occurring within 30 days of each other, equals or exceeds $125,000,000.

“Material Non-Public Information” means any Confidential Information constituting material non-public information within the meaning of the rules and regulations of the Exchange Act.

“MBIA Corp. Payment” means the amount specified in the notice from the Borrower referred to in Section 5.02(e) as the aggregate amount of all insurance payments made by the Borrower under the insurance policy in respect of the Zohar II Notes (the “Zohar II Policy Payment”), excluding (a) any payments made using the proceeds of the Loan, (b) any payments made on account of any Zohar II Notes with an aggregate outstanding principal amount of approximately $347,000,000 acquired from Assured Guaranty, and (c) any payments made on account of Zohar II Notes held by Note Holders under the Senior Facility or Subordinated Facility and transferred to the Lender. The MBIA Corp. Payment is in the amount of approximately $60,000,000.

“MBIA Corp. Percentage” means the percentage equal to 100%, minus the Zohar II Prepayment Percentage.

“MBIA Inc.” means MBIA Inc.

“MBIA UK Sale” means the transaction whereby the Borrower’s wholly owned subsidiary, MBIA UK (Holdings) Limited sold, or will sell, its operating subsidiary, MBIA UK Insurance Limited, to Assured Guaranty Corp., a subsidiary of Assured Guaranty Ltd. for certain consideration.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Notes” means, collectively, the Tranche A Note and the Tranche B Note of the Borrower, each executed and delivered as provided in Section 2.05.

“Note Holder” means the holders of the notes issued pursuant to the Senior Facility or the Subordinated Facility.

“NPL” means the National Priorities List under CERCLA.

“NYDFS” means the New York Department of Financial Services.

“Obligations” all now existing or hereafter arising obligations of the Borrower to the Lender, whether primary or secondary, direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not, liquidated or unliquidated, arising by operation of law or otherwise, whether for principal, interest, fees, expenses or otherwise (including, without limitation, interest, fees, costs or other payments on the Obligations paid or accrued after the commencement of an Insolvency Proceeding and whether or not such claims are deemed allowed or recoverable in any Insolvency Proceeding, and payment of or for adequate protection pursuant to any Insolvency Proceeding), together with all costs of collection or enforcement, including, without limitation, reasonable attorneys’ fees incurred in any collection efforts or in any action or proceeding.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising solely from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced this Agreement or that are described in clause (b) of the definition of Other Taxes).

“Other Taxes” means (a) all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and (b) all increased taxes imposed on Lender and/or the Senior Note Holders as a result of the classification of Lender as a corporation for federal and/or state and local income tax purposes.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including any governmental authority.

“PIK Interest” means, with respect to any Interest Payment Date, the interest paid-in-kind on the Loan in the form of an increase in the outstanding principal of the Loan.

“PIK Principal” has the meaning set forth in Section 2.03(a).

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Portfolio Company” means a Person whose Indebtedness and/or Equity constitutes collateral securing the Zohar I Notes or the Zohar II Notes, as applicable.

“Publicized Information” means any information made public by the Borrower or any of its Affiliates (including, without limitation, as described in Section 7.12(b) and (c)).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including the Patriot Act and those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council or the European Union.

“Securities Proceeds Account” means the Securities Proceeds Account established under the Senior Indenture.

“Security Agreement” means the Security Agreement, dated as of the date hereof, by the Borrower in favor of the Lender.

“SEMS” means the Superfund Enterprise Management System maintained by the U.S. Environmental Protection Agency.

“Senior Collateral Agent” means the collateral agent under the Senior Facility.

“Senior Facility” means the Senior Indenture, the other Note Documents (as defined therein) and the transactions contemplated thereunder.

“Senior Indenture” means the Indenture, dated as of the date hereof, by and between the Lender, as Issuer and Wilmington Savings Fund Society, FSB, as trustee and collateral agent.

“Senior Insurance Policy” means insurance policy no. 541511 dated January 10, 2017, issued by the Borrower and insuring the timely payment of all amounts due under the Senior Facility.

“Senior Notes” means the notes issued pursuant to the Senior Facility.

“Senior Note Collection Date” means the first date on which the aggregate outstanding principal balance of the Senior Facility and all other Senior Note Obligations have been fully and indefeasibly paid.

“Senior Note Holders” means the holders of the notes issued pursuant to the Senior Facility.

“Senior Note Obligations” means the “Senior Obligations” as defined in the Intercreditor Agreement.

“Senior Trustee” means the trustee under the Senior Facility.

“Statutory Surplus” means, as of the last day of any fiscal quarter, “Surplus as regards policyholders” (line 37) as set forth in “Liabilities, Surplus and Other Funds” in the Borrower’s statutory financial statement filed for such fiscal quarter.

“Subordinated Collateral Agent” means the collateral agent under the Subordinated Facility.

“Subordinated Facility” means the Subordinated Indenture, the other Note Documents (as defined therein) and the transactions contemplated thereunder

“Subordinated Indenture” means the Subordinated Indenture, dated as of the date hereof, by and between the Lender, as Issuer and Wilmington Savings Fund Society, FSB, as trustee and collateral agent.

“Subordinated Notes” means the notes issued pursuant to the Subordinated Facility.

“Subordinated Securities Proceeds Account” means the Securities Proceeds Account established under the Subordinated Indenture.

“Subordinated Trustee” means the trustee under the Subordinated Facility.

“Superintendent” means, Maria T. Vullo, as the Superintendent of the New York State Department of Financial Services, and any predecessor or successor in such position at the given time, and any staff member of NYDFS or other Governmental Authority acting as such person’s agent or representative in such capacity.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tranche A Loan” means a loan made by the Lender to the Borrower on the Closing Date in the aggregate principal amount of $328,250,000.

“Tranche B Loan” means, collectively, a loan made by the Lender to the Borrower on the Closing Date in the aggregate principal amount of $38,000,000 plus the aggregate principal amount of all Delayed Draw Loans.

“Tranche A Note” means the Note made by the Borrower to the order of the Lender dated the Closing Date evidencing the Tranche A Loan in the aggregate principal amount of $328,250,000.

“Tranche B Note” means the Note made by the Borrower to the order of the Lender dated the Closing Date evidencing the Tranche B Loan including the Delayed Draw Loans in the aggregate principal amount of $88,000,000.

“Transactions” means the execution, delivery, and performance by the Borrower of the Credit Documents, the borrowing and repayment of the Loan, the pledge, assignments or grant of the security interests in the Collateral pursuant to the Credit Documents, the payment of interest and fees thereunder and the use of the proceeds of the Loan.

“Undrawn Delayed Draw Amount” means $50,000,000 minus the aggregate amount Delayed Draw Loans funded by the Lender after the Closing Date.

“Zohar I CLO” means, collectively, Zohar CDO 2003-1, Limited, Zohar CDO 2003-1, Corp. and Zohar CDO 2003-1, LLC.

“Zohar I Collateral” means the assets described in Exhibit A to the Security Agreement relating to the Zohar I Notes and the Zohar I Documents including (a) the Borrower’s rights to payment, reimbursement, indemnity, recovery, salvage or subrogation with respect to the claim paid by the Borrower under its policy insuring the Zohar I Notes, (b) the Borrower’s Zohar I Notes, related subrogation rights and all supporting obligations, (c) the Borrower’s rights as a party to, or third-party beneficiary under any of the Zohar I Documents, including, but not limited to, its rights as “Controlling Party” (as defined in the Zohar I Documents) under the Zohar I Documents, (d) any rights to any collateral under the Zohar I Documents, (e) any rights as a transferee of any collateral under the Zohar I Documents including any assets resulting from any foreclosure auction, (f) any commercial tort claims accruing to the Borrower in any capacity, including as insurer, credit enhancer, controlling party or holder of any Zohar I Notes, under or relating to the Zohar I Documents or the transactions contemplated thereby, whether for fraud, breach of duty or otherwise, against any person, including any (i) current or former collateral manager or servicer thereunder; (ii) agent, administrative agent, collateral agent or lender under any loans owned by any issuer of the Zohar I Notes; or (iii) manager, managing member, director, officer or other controlling party of any portfolio company in which Zohar I CLO has an equity, loan or loan participation interest, (g) any other rights or remedies inuring to the benefit of the Borrower in connection with the Zohar I Notes, whether arising under contract or tort and (f) any proceeds with respect to the foregoing, including any recoveries the Borrower acquires from any source in connection with such rights.

“Zohar I Documents” means the Zohar I Notes and any indenture, supplemental indenture, insurance policy or agreement, indemnity agreement or other legal documentation related to the Zohar I Notes.

“Zohar I Notes” means the class A-1 and A-2 notes issued by the Zohar I CLO.

“Zohar II CLO” means, collectively, Zohar II 2005-1, Limited, Zohar II 2005-1, Corp. and Zohar II 3005-1, LLC.

“Zohar II Collateral” means the assets described in Exhibit A to the Security Agreement relating to the Zohar II Notes and the Zohar II Documents including (a) the Borrower’s rights to payment, reimbursement, indemnity, recovery, salvage or subrogation with respect to the claim paid by the Borrower under its policy insuring the Zohar II Notes, (b) the Borrower’s Zohar II Notes, related subrogation rights and all supporting obligations, (c) the Borrower’s rights as a party to, or third-party beneficiary under any of the Zohar II Documents, including, but not limited to, its rights as “Controlling Party” (as defined in the Zohar II Documents) under the Zohar II Documents, (d) any rights to any collateral under the Zohar II Documents, (e) [Reserved], (f) any commercial tort claims accruing to the Borrower in any capacity, including as insurer, credit enhancer, controlling party or holder of any Zohar II Notes, under or relating to the Zohar II Documents or the transactions contemplated thereby, whether for fraud, breach of duty or otherwise, against any person, including any (i) current or former collateral manager or servicer thereunder; (ii) the agent, administrative agent, collateral agent or lender under any loans owned by any issuer of the Zohar II Notes; or (iii) manager, managing member, director, officer or other controlling party of any portfolio company in which Zohar II CLO has an equity, loan or loan participation interest, (g) any other rights or remedies inuring to the benefit of the Borrower in connection with the Zohar II Notes, whether arising under contract or tort and (f) any proceeds with respect to the foregoing, including any recoveries the Borrower acquires from any source in connection with such rights.

“Zohar II Documents” means the Zohar II Notes and any indenture, supplemental indenture, insurance policy or agreement, indemnity agreement or other legal documentation related to the Zohar II Notes.

“Zohar II Notes” means the notes issued by the Zohar II CLO.

“Zohar II Policy Payment” means the amount drawn under the Borrower’s policy insuring the Zohar II Notes.

“Zohar II Prepayment Percentage” means the percentage equal to 100% minus the percentage representing the fraction obtained when (a) the amount of the MBIA Corp. Payment is divided by (b) the sum of (i) the aggregate amount funded in cash by the Lender under this Agreement plus (ii) the amount of the MBIA Corp. Payment; provided, that notwithstanding the foregoing, after the aggregate amount of proceeds of the Zohar II Collateral retained by or paid to the Borrower pursuant to Section 2.04(c)(ii)(B)(3) equals 100% of the MBIA Corp. Payment, the Zohar II Prepayment Percentage shall equal 100%.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and general intangibles and (f) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 1.03. Specified Times and Dates; Determinations. All times specified in this Agreement shall be determined, unless stated specifically herein to the contrary, on the basis of the prevailing time in New York City. Unless stated specifically herein to the contrary, if any day or date specified in this Agreement for any notice, action or event is not a Business Day, then the due date for such notice, action or event shall be extended to the immediately succeeding Business Day; provided that interest shall accrue on any payments due by the Borrower which are extended by the operation of this Section 1.03. Any determination by the Lender hereunder shall, in the absence of manifest error, be conclusive and binding.

ARTICLE II

THE LOAN

SECTION 2.01. Loan. Subject to the terms and conditions and relying upon the representations and warranties set forth herein, the Lender hereby agrees to make the Tranche A Loan and the Tranche B Loan (excluding the Delayed Draw Loan) to the Borrower on the Closing Date in the aggregate principal amount of $366,250,000 (the “Initial Loan”). The initial principal amount of the Tranche A Loan shall be $328,250,000. The initial principal amount of the Tranche B Loan shall be $38,000,000. Upon the Closing Date, the amount of the Commitment shall be reduced by the amount of the Initial Loan. In addition, at the written request and in the sole discretion of the Borrower (subject to Section 5.31) from time to time after the Closing Date, the Lender shall make one or more additional loans (which will constitute Tranche B Loans) to the Borrower in an aggregate principal amount not to exceed the Delayed Draw Amount (each, a “Delayed Draw Loan”). Upon the reduction of the Delayed Draw Amount to $0, the Commitment shall terminate. Once repaid, the Loan or any portion thereof may not be reborrowed.

SECTION 2.02. Repayment of Loan. Any principal of any Loan not previously paid shall be payable on the Final Maturity Date.

SECTION 2.03. Interest.

(a) Loan. The Loan shall bear interest on the unpaid principal amount thereof from the borrowing date thereof, and any past due interest amounts thereon, until payment in full thereof. Interest shall be payable in cash in arrears (a) quarterly on each Interest Payment Date in respect of the Interest Period ending on such Interest Payment Date, (b) on the date of each prepayment (on the principal amount prepaid) and (c) on the Final Maturity Date. Notwithstanding the foregoing, on any Interest Payment Date, in the event the amounts paid pursuant to Section 2.04(c), together with any amounts on deposit in the Mandatory Prepayment Account, are insufficient to pay accrued interest in cash, the Borrower may pay such shortfall as PIK Interest; provided, however, that on any Interest Payment Date before the Senior Note Collection Date, the Borrower shall pay all accrued interest on the Tranche B Loan as PIK Interest. During the continuation of any Default, the Borrower shall not be entitled to pay interest on the Loan as PIK Interest. If the Borrower elects to pay interest through the payment of PIK Interest, the Borrower shall deliver a notice of such election to the Lender by no later than the third Business Day prior to the Interest Payment Date.

On any Interest Payment Date with respect to which the Borrower has elected to or is required to pay PIK Interest the principal amount of such Loan shall be so increased (the aggregate amount of such increases to principal, the “PIK Principal”) and following such increase, interest shall accrue and be paid on the increased principal amount of such Loan. For the avoidance of doubt, PIK Interest paid in respect of (a) the Tranche A Loan shall have the effect of increasing the principal amount of the Tranche A Loan (which increase shall not, for the avoidance of doubt, constitute a Delayed Draw Loan), and (b) the Tranche B Loan shall have the effect of increasing the principal amount of the Tranche B Loan (which increase shall not, for the avoidance of doubt, constitute a Delayed Draw Loan).

(b) Interest Rate. The interest rate for the Loan shall be 14% per annum.

(c) Default Interest. After the occurrence and during the continuance of an Event of Default, to the extent permitted by applicable law, the Borrower shall pay on demand, on the principal amount of the outstanding Loan and any overdue interest, interest at a rate per annum equal to 5% per annum plus the interest rate applicable to the Loan.

(d) Maximum Interest Rate. Notwithstanding anything in any Credit Document to the contrary, in no event shall the interest charged under any Credit Document exceed the maximum rate of interest permitted under applicable law. Any interest payment which would cause the interest charged to exceed the maximum rate permitted shall instead be held by the Lender to the extent of such excess as additional Collateral hereunder and applied to future interest payments as and when such amount becomes due and payable hereunder.

(e) Calculations. Interest shall be calculated on the basis of a year of 360 days. In computing interest on the Loan (or interest on past due interest), the date of the making of the Loan shall be included and the date of payment of the Loan shall be excluded. For purposes of calculating interest, no payments shall be deemed to have been made on the Tranche A Loan until the Lender shall have made payments in the same amount on the Senior Notes under the Senior Indenture.

SECTION 2.04. Prepayment of Loan.

(a) Optional Prepayment. The Borrower shall have the right to prepay the Tranche A Loan at any time in whole or from time to time in part. The Borrower shall not be permitted to prepay the Tranche B Loan in whole or from time to time in part on any day that there are outstanding obligations under the Senior Facility; thereafter, the Borrower shall have the right to prepay the Tranche B Loan at any time in whole or from time to time in part.

(b) Notices. Any prepayment pursuant to Section 2.04(a) may only be made on at least 30 days’ (or such shorter period as shall be agreed to by the Lender) prior written notice to the Lender.

(c) Mandatory Prepayment.

(i) If the Borrower receives any cash proceeds of the Zohar I Collateral, then on or before the second (2nd) Business Day after receipt of such proceeds the Borrower shall deliver such cash proceeds to the Lender for deposit into the Collection Account and on the first Interest Payment Date thereafter, the Lender shall (A) use all such cash proceeds to pay accrued but unpaid interest on the Applicable Tranche, including any PIK Principal, and (B) prepay the outstanding principal of the Applicable Tranche (including any Make-Whole Premium) with any remaining proceeds; provided, however, that prior to the Make-Whole Termination Date, the Borrower may elect to deposit such remaining proceeds into the Mandatory Prepayment Account instead of prepaying principal; provided, further, that any such cash proceeds received by the Lender after 11:00 a.m. on the third Business Day preceding any Interest Payment Date shall be applied in accordance with clauses (A) and (B) hereof on the Interest Payment Date after such Interest Payment Date.

(ii) (A) If, prior to the payment by MBIA Corp. of the MBIA Corp. Payment, the Borrower receives any cash proceeds of the Zohar II Collateral, then on or before the second (2nd) Business Day after receipt of such proceeds the Borrower shall deliver such cash proceeds to the Lender for deposit into the Collection Account and on the first Interest Payment Date thereafter, the Lender shall (1) use all such cash proceeds to pay accrued but unpaid interest on the Applicable Tranche, including any PIK Principal, and (2) prepay the outstanding principal of the Applicable Tranche (including any Make-Whole Premium) with any remaining proceeds; provided, however, that prior to the Make-Whole Termination Date, the Borrower may elect to deposit such remaining proceeds into the Mandatory Prepayment Account instead of prepaying principal; provided, further, that any such cash proceeds received by the Lender after 11:00 a.m. on the third Business Day preceding any Interest Payment Date shall be applied in accordance with clauses (1) and (2) hereof on the Interest Payment Date after such Interest Payment Date.

(B) If, after the payment by MBIA Corp. of the MBIA Corp. Payment, the Borrower receives any cash proceeds of the Zohar II Collateral, then on or before the second (2nd) Business Day after receipt of such proceeds the Borrower shall deliver such cash proceeds to the Lender for deposit into the Collection Account and on the first Interest Payment Date thereafter, the Lender shall (1) first, use the Zohar II Prepayment Percentage of such proceeds (the “Zohar II Prepayment Proceeds”) to pay accrued but unpaid interest on the Applicable Tranche, including any PIK Principal, (2) second, prepay the outstanding principal of the Applicable Tranche (including any Make-Whole Premium) with any remaining Zohar II Prepayment Proceeds; provided, however, that prior to the Make-Whole Termination Date, the Borrower may elect to deposit any such remaining Zohar II Prepayment Proceeds into the Mandatory Prepayment Account instead of prepaying principal and (3) third, pay the MBIA Corp. Percentage of such cash proceeds to the Borrower until the aggregate of all amounts paid to the Borrower on such date and any prior date equals the MBIA Corp. Payment. Any cash proceeds described in this clause (c)(ii)(B) that are received by the Lender after 11:00 a.m. on the third Business Day preceding any Interest Payment Date shall be applied in accordance with clauses (1), (2) and (3) hereof on the Interest Payment Date after such Interest Payment Date.

(iii) If, on the last day of any fiscal quarter of the Borrower, beginning with the fiscal quarter ending March 31, 2017, (x) the Borrower’s Available Liquidity exceeds $150,000,000 and (y) the Borrower’s Statutory Surplus exceeds $250,000,000 (collectively, the “Cash Sweep Threshold”), the Borrower shall, following the submission of its statutory financial statement for such quarter to NYDFS, promptly seek approval or non-disapproval from NYDFS (“NYDFS Approval”) to make a prepayment under this Section 2.04(c)(iii) and, on the Interest Payment Date immediately following (A) receipt of NYDFS Approval or (B) if no notice of disapproval is received from NYDFS, 30 days (or such longer time period as may be (i) reasonably necessary to respond to requests from NYDFS for additional information or documents in connection with such request for approval or (ii) requested by NYDFS in reviewing such request for approval) after the Borrower requested approval from NYDFS, the Borrower shall pay an amount equal to the Cash Sweep Amount to, (1) prior to the Make-Whole Termination Date, (A) pay accrued but unpaid interest on the Applicable Tranche, including any PIK Principal, and (B) (x) prepay the outstanding principal of the Applicable Tranche (including any Make-Whole Premium) with the remaining Cash Sweep Amount or (y) deposit the remaining Cash Sweep Amount into the Mandatory Prepayment Account, and (2) on and after the Make-Whole Termination Date, pay accrued but unpaid interest on the Applicable Tranche, including any PIK Principal, and prepay the outstanding principal of the Applicable Tranche. In the event the NYDFS objects to or otherwise prevents any portion of the payments described in this Section 2.04(c)(iii), the Borrower shall, subject to NYDFS Approval to make such payment, pay all approved portions of the Cash Sweep Amount, as provided for herein, and, if such deposit is approved by the NYDFS, deposit any portion of the Cash Sweep Amount not approved for payment into the Mandatory Prepayment Account.

(iv) Amounts on deposit in the Mandatory Prepayment Account may be applied by the Borrower on any Interest Payment Date or on any day on which the Borrower makes a prepayment of the Loan as described in this Section 2.04. On the first Business Day after the Make-Whole Termination Date, the Lender shall apply all amounts on deposit in the Mandatory Prepayment Account to prepay the outstanding principal of the Applicable Tranche, plus any accrued but unpaid interest including any PIK Principal.

(v) If on January 26, 2017 (or such earlier date as the Zohar II Policy Payment is paid as provided in Section 5.10 (after giving effect to such Zohar II Policy Payment)), the amount remaining on deposit in the Subordinated Securities Proceeds Account and the Securities Proceeds Account is greater than $0, then the Borrower shall direct the Lender to deposit such remaining funds into the Collection Account and on the first Interest Payment Date thereafter, the Lender shall (A) use all such funds to pay accrued but unpaid interest on the Applicable Tranche, including any PIK Principal, and (B) pay the outstanding principal of the Applicable Tranche (including any Make-Whole Premium) with any remaining proceeds; provided, however, that prior to the Make-Whole Termination Date, the Borrower may deposit such remaining proceeds into the Mandatory Prepayment Account instead of prepaying principal.

(d) The Borrower shall pay to the Lender the Make-Whole Premium, if any, in connection with any prepayment of any outstanding principal of the Loan.

(e) All payments under this Section 2.04 (other than, for the avoidance of doubt, payments described in clause (c)(ii)(B)(3) above and payments into the Mandatory Prepayment Account) shall be applied by the Lender as follows: first, to the payment of all accrued but unpaid interest on the Tranche A Loan, including any PIK Principal; second, to the repayment of the then outstanding principal of the Tranche A Loan , third, if the Tranche A Loan has been paid in full, to the payment of all accrued but unpaid interest on the Tranche B Loan and fourth, if the Tranche A Loan has been paid in full, to the repayment of the then outstanding principal amount of the Tranche B Loan.

(f) Any PIK Principal paid pursuant to this Section 2.04 shall reduce the principal amount of the Loan with respect to such PIK Principal.

(g) The Borrower hereby grants a security interest to the Lender in any amounts deposited by the Borrower in the Collection Account or the Mandatory Prepayment Account as security for the Borrower’s obligations to the Lender under the Credit Documents

SECTION 2.05. Note. The Tranche A Loan and the Tranche B Loan made by the Lender to the Borrower shall be evidenced by the Tranche A Note and the Tranche B Note, duly executed by or on behalf of the Borrower, delivered and payable to the Lender in an aggregate principal amount equal to the Loan plus interest added to the principal as provided under this Agreement. Additional terms and conditions relating to the Loan are set forth in the Notes. The Notes are hereby referenced and incorporated herein as if set forth in their entirety. The Lender shall maintain its records to reflect the amount and date of the Loan and of each payment of principal and interest thereon. All such records shall, absent manifest error, be conclusive as to the outstanding principal amount hereof; provided, however, that the failure to make any notation to the Lender’s records shall not limit or otherwise affect the obligations of the Borrower to repay the Loan.

SECTION 2.06. Taxes. (a) Any and all payments made by the Borrower hereunder shall be made free and clear of and without deduction for any Taxes to the extent attributable to the Loan or the Collateral, unless required by law. If any applicable law (as determined in the good faith discretion of the Lender) requires deduction or withholding of any Tax from any such payment made by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.06) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrower shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c) The Borrower hereby indemnifies (i) the Lender for the full amount of any Indemnified Taxes paid by the Lender and (ii) each Senior Note Holder for the full amount of Taxes paid by such Senior Note Holder that are described in clause (b) of the definition of Other Taxes (other than such taxes and expenses payable by reason of the gross negligence or willful misconduct of the Lender or such Senior Note Holder) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such taxes were correctly or legally asserted. Payment pursuant to this indemnification shall be made as soon as reasonably practicable upon written demand thereof. The obligations of the Borrower under this paragraph shall survive the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower acknowledges that the Lender has used proceeds from the issuance of Securities (under the Senior Facility and the Subordinated Facility) to the Note Holders to make the Loan, that the Note Holders and the Senior Trustee are relying on the representations and warranties made by the Borrower hereunder and are express beneficiaries hereof, and represents and warrants to the Lender on the date hereof and on the date of the making of each Loan that:

SECTION 3.01. Organization; Powers; Authorization; Enforceability, Etc. (a) The Borrower is a corporation organized under the laws of the State of New York and is duly organized, validly existing, licensed as an insurance company and is in good standing under the laws of the jurisdiction of its organization, is licensed or authorized and duly qualified to do business in and is in good standing in every jurisdiction where the failure to so qualify would reasonably be expected to have or cause a Material Adverse Effect, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to result in a Material Adverse Effect. (b) The execution, delivery and performance by the Borrower of this Agreement and each other Credit Document to which the Borrower is a party have been duly authorized by the Borrower, and do not conflict with, and will not result in a violation of, or constitute or give rise to an event of default under (i) any of the Borrower’s organizational documents, (ii) any agreement or other instrument which may be binding upon the Borrower, (iii) any law or governmental regulation or court decree or order applicable to it or its properties, except, in the case of (ii) and (iii), where such conflict, violation or event of default would not reasonably be expected to result in a Material Adverse Effect. The Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, other than as already been obtained. The Borrower has the power and authority to enter into this Agreement and each other Credit Document to which it is a party and has the power and authority to grant collateral security for the Loan. The Borrower has the further power and authority to own and to hold all of its assets and properties, and to carry on its business as now conducted.

SECTION 3.02. Indebtedness. The Borrower does not have any Indebtedness other than as set forth on Schedule I and Indebtedness under the Credit Documents.

SECTION 3.03. Liens. Except as set forth on Schedule II, the Borrower owns and has good title to all of its properties and assets, including, but not limited to, its rights in respect of the Collateral, free and clear of all security interests, and has not executed any security documents or authorized the filing of any financing statements relating to such properties and assets. All of the material properties and assets of the Borrower are titled in its name, except as otherwise required or permitted under any Credit Document or if the lack thereof would have no more than a de minimis adverse effect on the Borrower.

SECTION 3.04. Litigation. Except as set forth on Schedule V, there are no suits, investigations or proceedings pending, or to the knowledge of the Borrower, threatened against or adversely affecting it or its assets, before any court or by any governmental agency, which would reasonably be expected to have or cause a Material Adverse Effect.

SECTION 3.05. Tax Returns. All of the Borrower’s federal and material state and local tax returns and reports that are or were required to be filed have been filed (or an extension has been timely and duly requested), and all material amounts of Taxes, assessments and other governmental charges shown as due thereon have been paid in full, except (a) those that are not yet delinquent and those presently being or to be contested in good faith and for which adequate reserves have been provided, and (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.06. Lien Priority. The security interests in the Collateral granted to the Lender by the Borrower pursuant to the Credit Documents are valid and perfected. The Borrower has not entered into or granted any security agreements, or permitted the filing or attachment of any security interests on or affecting any of the Collateral, that would be prior or that may in any way be superior to the security interests granted under the Credit Documents and rights in and to such Collateral.

SECTION 3.07. Binding Effect. This Agreement and all other Credit Documents executed by the Borrower are (or, in the case of the Control Agreements, upon execution and delivery will be) binding upon the Borrower and are legally enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or equitable principles relating to enforceability.

SECTION 3.08. Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate maintains, contributes to or has any obligation to contribute to any Plan. Further, the Borrower is not, and is not acting on behalf of or with any assets of, any Plan, nor will it be during the term of any Credit Document.

SECTION 3.09. Investment Company. The Borrower is not required to be registered as an “investment company” under the 1940 Act.

SECTION 3.10. Location of Records. Other than any documents held by the Custodian, the Borrower keeps its records concerning the Collateral in its own office.

SECTION 3.11. Information. All written information heretofore or contemporaneously herewith furnished by the Borrower to the Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby (other than with respect to projected financial and other forward-looking information) is, and all information hereafter furnished by or on behalf of the Borrower will be, true and accurate in all material respects on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect; provided that with respect to information concerning the Collateral which was not prepared by the Borrower, the Borrower makes such representation only to the extent of its knowledge. With respect to projected financial and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time prepared.

SECTION 3.12. Solvency and Capitalization. After giving effect to the Loan, the Borrower and the Borrower and its subsidiaries on a consolidated basis is not, nor will it be, “insolvent” within the meaning of (a) Section 101(32) of the United States Bankruptcy Code, as amended, (b) Section 271 of the Debtor and Creditor Law of the State of New York, as amended, or (c) Section 1309 of the New York Insurance Law, as amended. The Borrower and its subsidiaries are adequately capitalized after giving effect to the Loan, the Senior Facility, and the Subordinated Facility.

SECTION 3.13. Fiscal Year. The fiscal year of the Borrower ends on December 31.

SECTION 3.14. Compliance with Applicable Laws. The Borrower has complied with (and will comply with), in all material respects, all federal, state or local laws applicable to it, including, but not limited to, the requirements of the insurance laws and regulations of its respective jurisdiction of incorporation and the insurance laws and regulations of other jurisdictions which are applicable to it, except where the failure to so comply would not reasonably be expect to have a Material Adverse Effect. The Borrower has filed all notices, reports, documents or other information required to be filed thereunder, except where the failure to file such notices, reports, documents or other information would not reasonably be expected to have a Material Adverse Effect. The Borrower has not received any notification from any insurance regulatory authority to the effect that any additional authorization, approval, order, consent, license, certificate, permit, registration or qualification from such insurance regulatory authority is needed to be obtained by the Borrower except where the failure to obtain such additional authorization, approval, order, consent, license, certificate, permit, registration or qualification would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. Material Adverse Effect. Except as disclosed in its public filings prior to the Closing Date, no Material Adverse Effect has occurred since December 31, 2015. Except as publicly disclosed prior to the Closing Date, the Borrower does not have actual knowledge that since December 31, 2015, (a) there has been a material deterioration in the value, quality or condition of the Collateral and (b) any material Portfolio Company or group of Portfolio Companies, has suffered a material adverse effect on its business, assets, financial condition or results of operations or its ability to perform any of its payment obligations owed to the Zohar I CLO or the Zohar II CLO, as applicable.

SECTION 3.16. Commissions to Third Parties; Fraudulent Conveyance. The Borrower has not dealt with any broker or agent or other Person who might be entitled to a fee, commission or compensation in connection with the transactions contemplated by the Credit Documents.

SECTION 3.17. Securities Act Registration. There are no contracts, agreements or understandings between the Borrower and any Person granting such Person the right to require the filing at any time of a registration statement under the Securities Act with respect to the Loan.

SECTION 3.18. Anti-Corruption Laws. Neither the Borrower nor, to its knowledge, any director, officer, agent or employee of the Borrower is aware of or has taken any action, directly or indirectly, that would result in a violation in any material respect by such persons of any Anti-Corruption Laws. The operations of the Borrower are conducted and, to its knowledge, have been conducted in all material respects in compliance with the applicable Anti-Corruption Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower with respect to any Anti-Corruption Laws is pending or, to the knowledge of the Borrower, threatened.

SECTION 3.19. Office of Foreign Assets Control. Neither the Borrower, nor, to its knowledge, any of its directors, officers, agents, or employees, is a Person that is, or is owned or controlled by Persons that are (a) the subject of any Sanctions or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions; including, without limitation, Cuba, Iran, North Korea, Sudan and Syria; and the Borrower hereby covenants that it will not directly or indirectly use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund activities of or business with any Person, or in any country or territory, that at the time of such funding or facilitation, is the subject of Sanctions, or in a manner that would otherwise cause any Person to violate any Sanctions.

SECTION 3.20. [Reserved].

SECTION 3.21. Environmental Compliance.

(a) The Borrower is not subject to any Environmental Liability that would reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently, or to the knowledge of the Borrower, formerly owned or operated by, the Borrower is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the SEMS, CERCLIS or any analogous foreign, state or local list, (ii) there are no and, to the knowledge of the Borrower, there never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Borrower or, to the knowledge of the Borrower, on any property formerly owned or operated by the Borrower, (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to any Environmental Law and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower, except for such releases, discharges and disposals that were in compliance with Environmental Laws.

(c) None of the real property owned by the Borrower contain any Hazardous Materials in amounts or in concentrations which constitute a violation of, or require remedial action under, Environmental Laws or otherwise could reasonably be expected to give rise to an Environmental Liability, except for any such violations, remedial actions and liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Borrower is not undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for any such investigations or assessments or remedial or responsive actions that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower have been disposed of in a manner not reasonably expected to result in liability to the Borrower that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.22. Financial Statements. The most recent statutory financial statements filed by the Borrower with its insurance regulators fairly present in all material respects the financial condition of the Borrower as of the date thereof and their results of operations for the period covered thereby in accordance with statutory accounting principles permitted or required for insurers domiciled in New York, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The reserves of the Borrower as presented in such financial statements are computed in accordance with presently accepted actuarial standards consistently applied and are fairly stated, in accordance with sound actuarial principles, are based on actuarial assumptions that produce reserves at least as great as those called for in any contract provision as to reserve basis and method, are in accordance with all other contract provisions, meet the requirements of applicable law, are at least as great as the minimum aggregate amounts required by the requirements of the NYDFS, are computed on the basis of assumptions consistent with those used in computing the corresponding items in the annual statement of the preceding year-end and include provision for all actuarial reserves and related statement items which ought to be established.

SECTION 3.23. Margin Regulations.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) Neither the making of the Loan nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the FRB.

ARTICLE IV

CONDITIONS

SECTION 4.01. Closing Date. The obligations of the Lender to make the Initial Loan to the Borrower hereunder is subject to the satisfaction of the following conditions (any or all of which may be waived by the Lender and the Majority Senior Note Holders):

(a) The Borrower shall have provided the Lender with all Credit Documents (other than the Control Agreements), fully executed and in form reasonably satisfactory to the Lender, and any other documents required under this Agreement. Each such Credit Document shall be in full force and effect and shall be binding upon the parties thereto (other than the Lender) and legally enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or equitable principles relating to enforceability. No party to any Credit Document (other than the Lender) shall be in breach or default of its obligations thereunder. The NYDFS shall have approved or indicated its non-objection to the transactions contemplated by this Agreement, which approval or non-objection shall not include any statement that contradicts the views stated by the Borrower, in its letter dated December 12, 2016 to the Superintendent seeking such approval or non-objection, regarding the possible effects of an Article 74 proceeding, and neither the Superintendent nor the NYDFS shall have materially altered guidance previously given to the Borrower and the Note Holders on such matters.

(b) The Lender shall have received in form and substance reasonably satisfactory to the Lender an Officer’s Certificate from the Borrower, dated the Closing Date, certifying (i) as to its Certificate of Incorporation, Bylaws, good standing certificate, resolutions authorizing the Transactions and incumbency of officers signing the Credit Documents and (ii) that each of the representations and warranties of the Borrower set forth in the Credit Documents are true and correct.

(c) The Lender and the Note Holders shall have received in form and substance reasonably satisfactory to the Lender opinions of counsel to the Borrower regarding (i) certain corporate and perfection matters relating to the Credit Documents, (ii) the Investment Company Act status of the Borrower, and (iii) such other matters as the Lender may reasonably request.

(d) The Senior Facility and the Subordinated Facility shall have been consummated.

(e) (i) The representations and warranties set forth in Article III hereof and in any documents delivered herewith, shall be true and correct with the same effect as though made on and as of such date; (ii) the Lender shall be satisfied that no event has occurred which would reasonably be expected to have a Material Adverse Effect and that no fraud or intentional misconduct has taken place by or at the Borrower between the date hereof and the Closing Date; (iii) the Borrower shall be in compliance with all the terms and provisions contained herein and in the Credit Documents to be observed or performed; and (iv) no Default shall have occurred and be continuing.

SECTION 4.02. Conditions to the Delayed Draw Loan. The obligation of the Lender to make the Delayed Draw Loan hereunder is subject to the satisfaction of the following conditions: (a) the Initial Loan shall have been made, (b) an Insolvency Proceeding has not occurred with respect to the Borrower and (c) the conditions to issuance and purchase of the related notes under the Subordinated Facility shall have been satisfied.

ARTICLE V

COVENANTS

Until the termination of the Commitment and the principal of and interest on the Loan and all fees and other Obligations payable under the Credit Documents shall have been paid in full, the Borrower acknowledges that the Lender has used proceeds from the issuance of Securities (as defined in the Senior Facility and the Subordinated Facility) to the Note Holders to make the Loan, that the Note Holders are relying on the representations and warranties made by the Borrower hereunder and are express beneficiaries hereof, and covenants and agrees with the Lender that:

SECTION 5.01. Financial Reports and Other Information.

(a) Financial Statements. The Borrower shall deliver to the Lender, the Note Holders and the Senior Trustee:

(i) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the statutory financial statements of the Borrower for such fiscal year filed with the Borrower’s regulators

(ii) as soon as available, but in any event within 45 days after the end of each of the fiscal quarters of each fiscal year of the Borrower ending after the date hereof, a copy of the statutory financial statements of the Borrower for such fiscal quarter filed with the Borrower’s regulators

(iii) as soon as available, but in any event within 10 days after the end of each calendar month of each fiscal year of the Borrower ending after the date hereof, a report based solely on information received by the Borrower setting forth all cash generated by the Collateral, which report shall include the amount of cash generated and the source of such cash and/or how such cash was generated and any cash proceeds of any Collateral that is sold, liquidated or otherwise disposed of during such period.

(iv) as soon as available, but in any event within 10 days after the end of each of the fiscal quarters of each fiscal year of the Borrower ending after the date hereof, a report setting forth (i) the Cash Sweep Amount for the preceding fiscal quarter and the payments (whether of interest, principal or deposits into the Mandatory Prepayment Account) towards which it was applied; and (ii) an updated schedule setting forth the amount of PIK Principal, if any, in the event the Borrower elects to pay interest through PIK Principal in accordance with Section 2.03(a).

(v) no later than the third Business Day prior to each Interest Payment Date, a completed Interest and Principal Payment Certification for such Interest Payment Date.

(b) Certificates; Other Information. The Borrower shall deliver to the Lender and the Senior Trustee:

(i) as soon as reasonably practicable after receipt by the Borrower, but in no event later than five Business Days after receipt, all reports, documents or other written information received by the Borrower in connection with the Collateral (other than any such items subject to privilege or to confidentiality restrictions that prohibit disclosure to the Lender, the Senior Collateral Agent or the Senior Trustee), including, but not limited to, reports issued by any trustee or custodian of the Zohar I Notes or the Zohar II Notes or the collateral manager under the Zohar I Documents or Zohar II Documents, and any documents related to the Collateral turned over by the former collateral manager of the Zohar I CLO and Zohar II CLO or by the Portfolio Companies or their representatives;

(ii) in the event the Borrower owns any property, assets or financial interests, which previously constituted collateral securing the Zohar I Notes or Zohar II Notes, reports received by the Borrower from any custodian or collateral manager which is managing such collateral on behalf of the Borrower and any reports generated by the Borrower for internal monitoring purposes;

(iii) as soon as reasonably practicable, any non-privileged updates regarding material developments in any current or future litigations involving the Borrower, the Collateral, the Zohar I CLO, the Zohar II CLO or the current or former collateral manager under the Zohar I Documents or the Zohar II Documents;

(iv) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto;

(v) promptly after the assertion or occurrence thereof, notice of any action arising under any Environmental Law against, or of any noncompliance by, the Borrower with any Environmental Law or Environmental Permit that would reasonably be expected to have a Material Adverse Effect;

(vi) promptly, all information related to the receipt of any proceeds by the Borrower from any Collateral;

(vii) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Borrower or compliance with the terms of the Credit Documents as such information may relate to the Credit Documents, Senior Facility or Subordinated Facility, as the Lender may from time to time reasonably request; and

(viii) promptly, a copy of any material item of correspondence, notice, report, response, filing, submission or other written communication from the Borrower to the NYDFS or from the NYDFS to the Borrower related to the Senior Facility.

(c) Public/Non-Public Information or Confidential Information. The Borrower shall designate and mark, or cause to be designated and marked, any reports or notices delivered under this Section 5.01 which in its good faith judgement contain Material Non-Public Information or Confidential Information; provided that the determination as to whether any person has received Material Non-Public Information shall be the responsibility of such Person and, except to the extent provided in Section 7.12(b) or otherwise in the Credit Documents, the Borrower shall not be obligated under the Credit Documents to make public any information required to be delivered by it under this Agreement.

(d) Maintenance of Datasite. The Borrower shall maintain, or cause to be maintained, an internet accessible datasite that can be accessed by the Lender, the Senior Trustee and the Note Holders (subject to reasonable confidentiality restrictions), which shall contain all of the information required to be delivered by the Borrower pursuant to this Agreement. Such datasite may be password protected so long as such password is made available to the Lender, the Trustee and the Note Holders. Access to such datasite may be limited to persons who are Eligible Persons who agree to confidentiality provisions reasonably acceptable to the Borrower. The Borrower agrees that (x) any reports or notices described in subsection (c) above that are posted on such datasite shall be marked as provided in such subsection (c) and (y) if any other information included on such datasite in its good faith judgment would constitute Material Non-Public Information with respect to any securities of the Borrower or otherwise constitute Confidential Information, the Borrower shall segregate and clearly mark, or shall to cause to be segregated and clearly marked, such information as material non-public information and/or confidential information, as appropriate ; provided that the determination as to whether any person has received Material Non-Public Information shall be the responsibility of such person and, except to the extent provided in Section 7.12(b) or otherwise in the Credit Documents, the Borrower shall not be obligated under the Credit Documents to make public any information required to be delivered by it under this Agreement.

SECTION 5.02. Notices. Within three Business Days following the Borrower’s knowledge thereof, the Borrower shall notify the Lender and the Senior Trustee:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the institution of any material litigation not previously disclosed by the Borrower to the Lender, or any material development in any material litigation in each case that is reasonably likely to be adversely determined and would, if adversely determined, be reasonably expected to have a material adverse effect on the Collateral or the security interests granted to the Lender thereon, or a Material Adverse Effect, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated herein; provided that the Borrower shall not be required to provide any information subject to attorney-client privilege.

(d) of the occurrence of any ERISA Event, where there is any potential material liability to the Borrower as a result thereof;

(e) the amount and calculation of the MBIA Corp. Payment; and

(f) the Blocked Account Opening Date.

Each notice pursuant to this Section shall be accompanied by a statement of an officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 5.03. Taxes. The Borrower shall pay, prior to delinquency, all material amounts of Taxes imposed upon it or any of its properties or assets for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, except where (a) it is being contested in good faith and for which adequate reserves have been provided, and (b) failure to pay or discharge the same would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Corporate Existence, Etc. The Borrower shall (a) preserve, renew and maintain its organizational existence, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) preserve or renew all of its preservable or renewable, as applicable, United States registered patents, trademarks, trade names and service marks to the extent permitted by applicable laws of the United States, except for the non-preservation of which would reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder. The Borrower shall conduct its business materially in accordance with that certain letter from the NY Superintendent of Insurance, dated as of February 9, 2009, relating to the Borrower’s transformation transaction, in which the Borrower ceded certain businesses to a new affiliate and became a run-off insurer, except as may be otherwise approved by the NYDFS; provided that the Borrower shall provide prior written notice to the Lender of any such transaction. The Borrower shall assert all defenses to payment, exercise all applicable remedies and seek all available subrogation or other recoveries in respect of its insured obligations to the same extent as if it had not entered into this Agreement.

SECTION 5.05. Maintenance of Properties. The Borrower shall keep all material property necessary to the proper conduct of the business of the Borrower in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted) with such exceptions as would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Maintenance of Insurance. The Borrower shall maintain with financially sound and reputable insurance companies (in the good faith judgment of the management of the Borrower), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lender, upon reasonable written request, information presented in reasonable detail as to the insurance so carried.

SECTION 5.07. Compliance with Laws. The Borrower shall comply with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Books and Records. The Borrower shall maintain proper books of record and account, in a manner to allow financial statements to be prepared in conformity with statutory accounting principles permitted or required for insurers domiciled in New York, consistently applied in respect of all financial transactions and matters involving the assets and business of the Borrower.

SECTION 5.09. Inspection Rights. Upon reasonable notice from the Lender or any Note Holder, the Borrower will permit the Lender (and such Persons acting for the Lender as the Lender may reasonably designate) or such Note Holder during normal business hours at the Borrower’s sole expense for two inspections in any consecutive period of twelve months unless an Event of Default is continuing, to visit and inspect any of the properties of the Borrower to examine all of their books and records to make copies and extracts therefrom, including any information about the Collateral or the “Collateral” (as such term is defined in the Senior Facility), (subject to reasonable confidentiality restrictions), and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with the Lender (and such Persons acting for the Lender as the Lender may reasonably designate) or such Note Holder the affairs, finances and accounts of the Borrower), all as often, and to such extent, as may be reasonably requested. The chief financial officer of the Borrower and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Lender and/or Note Holder and such accountants.

SECTION 5.10. Use of Proceeds.

(a) The Borrower shall use the proceeds of (i) the Initial Loan to pay the Zohar II Policy Payment in the manner set forth below in this paragraph and the Loan Commitment Fee and (ii) the Delayed Draw Loans (to the extent provided in Section 2.01) for any purpose not prohibited hereunder. The Lender shall deposit and maintain the amount of the Zohar II Policy Payment in the Securities Proceeds Account and the Subordinated Securities Proceeds Account until such time as the Borrower informs the Lender that a draw for payment of the Zohar II Policy Payment is made under the Zohar II Documents. Upon notice from the Borrower, the Lender will withdraw the Zohar II Policy Payment first, from the Subordinated Securities Proceeds Account until all funds therein are withdrawn and second, from the Securities Proceeds Account, and deliver the same on the Borrower’s behalf to the trustee for the Zohar II Notes for payment of the policy claim in respect of the Zohar II Notes or, to the extent the amount on deposit in the Securities Proceeds Account and the Subordinated Securities Proceeds Account, exceeds the Zohar II Policy Payment, will apply such excess in the manner specified in Section 2.04(c)(v).

(b) The Lender shall transfer any proceeds it receives in accordance with Section 6.06 THIRD of the Senior Indenture to the Borrower.

SECTION 5.11. Margin Stock. The Borrower shall not (a) engage in the business of extending credit for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System or (b) use any proceeds of the Loan for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System.

SECTION 5.12. Covenant to Guarantee Obligations and Give Security. Upon the acquisition of any asset which secures the Zohar I Notes or the Zohar II Notes, which asset is not already subject to a perfected Lien in favor of the Lender, the Borrower shall, in each case at the Borrower’s expense, at any time and from time to time, promptly execute and deliver any and all instruments, documents and opinions, and take all such other action as the Lender in its reasonable judgment may deem necessary or desirable in evidencing a grant of security interest in such asset, obtaining the full benefits thereof, or in perfecting and preserving the Liens thereof.

SECTION 5.13. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower shall (a) comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties and (b) to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to respond to and remove all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, unless liability for such actions is being contested in good faith.

SECTION 5.14. Maintenance of Accounts.

(a) Collection Account. The Lender shall open and maintain the Collection Account. Unless the Collection Account is held at the Senior Trustee, the Collection Account shall be subject to the Collection Account Control Agreement.

(b) Mandatory Prepayment Account. The Lender shall open and prior to the Make-Whole Termination Date maintain the Mandatory Prepayment Account. Unless the Mandatory Prepayment Account is held at the Senior Trustee, the Mandatory Prepayment Account shall be subject to the Mandatory Prepayment Account Control Agreement.

SECTION 5.15. Further Assurances. Promptly upon request by the Lender, the Senior Collateral Agent or the Majority Senior Note Holders, the Borrower shall (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Credit Document or other document or instrument relating to any Collateral and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, including acknowledgement of the Liens of the Senior Collateral Agent by the custodian (or participation grantor) of Zohar I Collateral and the collateral manager of the Zohar I CLO and the Zohar II CLO.

SECTION 5.16. Compliance with Laws; Policies and Procedures.

(a) Without limiting any of the other covenants in this Article 5, the Borrower shall (i) conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities if the failure to comply thereunder would reasonably be expected to have a Material Adverse Effect; provided, however, that this Section 5.16 shall not require the Borrower to comply with any such law, regulation, ordinance or order if it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP and statutory accounting principles permitted or required for insurers domiciled in New York have been provided therefor, (ii) comply with all obligations it might have under Anti-Corruption Laws and (iii) comply with all applicable Sanctions imposed on it.

(b) The Borrower shall maintain in effect and enforce policies and procedures intended to ensure compliance by the Borrower and their respective officers, directors, employees and agents with Anti-Corruption Laws and Sanctions.

SECTION 5.17. Collateral Information. The Borrower shall use reasonable best efforts to obtain any documents, written information, notices or reports relating to the Collateral, as such documents, information, notices or reports become available, and shall provide them to the Lenders, the Senior Note Holders and the Senior Trustee in accordance with Section 5.01(a)(i) and/or (b)(i).

SECTION 5.18. Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien of any kind upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) Liens arising by operation of law, (b) Liens under any Credit Document and (c) Liens existing on the Closing Date and listed on Schedule II. The Borrower shall not enter into any material reinsurance agreement, amend or renew any existing material reinsurance agreement, or recapture or commute any risk under any material reinsurance agreement, without the prior written consent of the Lender and the Majority Senior Note Holders.

SECTION 5.19. Investments. The Borrower shall not make or hold any Investments, other than (a) Investments existing on the Closing Date and listed on Schedule III, (b) Investments in Cash Equivalents and (c) ordinary course Investments (but not, in any event, Investments in MBIA Inc.) in accordance with the Investment Plan.

SECTION 5.20. Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness, other than (a) Indebtedness under the Credit Documents and (b) Indebtedness existing on the Closing Date and listed on Schedule I.

SECTION 5.21. Fundamental Changes. Except in connection with the MBIA UK Sale, the Borrower shall not merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

SECTION 5.22. Dispositions. The Borrower shall not make any Disposition other than (i) Dispositions of an equity interest of the Borrower or any of its Affiliates in MBIA Mexico S.A. de C.V. for fair value in the Borrower’s reasonable business judgment, (ii) Dispositions of Collateral for fair value in the Borrower’s reasonable business judgment; provided, however, that the Borrower shall provide the Lender, the Loan Administrator, and Senior Trustee with written notice of any such Dispositions at least 10 Business Days prior to such Disposition (or if such Disposition is to occur sooner than 10 Business Days after the Borrower knows of such Disposition no later than the next Business Day after the Borrower knows of such Disposition), (iii) Dispositions of rights to assets or recoveries that the Borrower receives or is entitled to receive as salvage in respect of claims paid by the Borrower, in each case for fair value in the Borrower’s reasonable business judgment, (iv) Dispositions of assets constituting Investments in the ordinary course of business, (v) Dispositions of obsolete assets and (vi) Dispositions for fair value in the Borrower’s reasonable business judgment which, in the aggregate, do not exceed $1,000,000 in any fiscal year.

SECTION 5.23. Dividends. The Borrower shall not declare or pay any dividend or make any other similar payment or distribution on account of its Equity Interests or to the direct or indirect holders of its Equity Interests in their capacity as such.

SECTION 5.24. Change in Nature of Business; Investment Plan. (a) The Borrower shall not engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof. (b) The Borrower shall promptly provide written notice of any amendments of the Investment Plan to the Lender along with a copy of such amendments.

SECTION 5.25. Transactions with Affiliates. The Borrower shall not enter any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than the Transactions, and any transaction approved or not objected to by the NYDFS; provided that the Borrower shall provide prior written notice to the Lender of any such transaction.

SECTION 5.26. Burdensome Agreements. The Borrower shall not enter into or permit to exist any contractual obligation (other than this Agreement or any other Credit Document) that limits the ability of any Subsidiary to make distributions or dividends to the Borrower.

SECTION 5.27. Accounting Changes. The Borrower shall not make any change in the fiscal year of the Borrower.

SECTION 5.28. Prepayments, Etc. of Indebtedness; Amendments. The Borrower shall not (a) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness that is expressly subordinated in right of payment to the Loan or any Indebtedness that is secured on a junior priority basis relative to the Loan by some or all of the Collateral or any unsecured financing or (b) amend, modify or change any term or condition of any documentation with respect to any Indebtedness in any manner that is, taken as a whole, materially adverse to the interests of the Lender.

SECTION 5.29. Post-Bankruptcy Restrictions. The Borrower shall, and shall cause MBIA Inc., not to take or support any challenge of any transfer made in connection with the Credit Documents as a preference or fraudulent conveyance.

SECTION 5.30. Collateral. The Borrower shall use reasonable best efforts to diligently (i) take all action necessary or advisable to protect and seek to maximize the value of the Collateral and all recoveries thereon, including the timely enforcement of the Borrower’s rights to, and in respect of, the Collateral and (ii) consider all actions reasonably requested by the Lender, the Senior Collateral Agent (at the direction of the Majority Senior Note Holders) and/or the Majority Senior Note Holders to enforce the Borrower’s contractual rights to, and in respect of, the Collateral (provided that the determination as to actions to take or not to take shall be the Borrower’s).

SECTION 5.31. Delayed Draw Loan. In the event (i) immediately upon the earlier of: (x) such time as the Borrower consents to the filing of a petition for an Insolvency Proceeding, or (y) such time as the Superintendent informs the Borrower that a filing of a petition for an Insolvency Proceeding in respect of the Borrower is imminent, (ii) there are outstanding obligations under the Senior Facility as of July 10, 2019, (iii) the Statutory Surplus of the Borrower is less than $65,000,000, (iv) the Available Liquidity less the Undrawn Delayed Draw Amount of the Borrower is less than $20,000,000, or (v) the Borrower determines that it requires the Delayed Draw Loan for liquidity purposes, the Borrower shall promptly submit a written request to the Lender to make a Delayed Draw Loan, and the Lender shall make such Delayed Draw Loan in the amount of the Undrawn Delayed Draw Amount; provided, however, in the event the Borrower submits a request for a Delayed Draw Loan on account of subsection (iv) above, the Borrower shall only be required to draw Delayed Draw Loans in increments of $12,500,000 until such time that subsection (iv) above is no longer applicable.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. If any of the following events (each an “Event of Default”) shall occur:

(a) failure to pay interest on the Loan when such interest becomes due and payable, unless the Borrower has elected to pay interest by increasing the principal amount of the Loan in accordance with Section 2.03, and such default is continued for two Business Days;

(b) failure to pay principal of (or premium including the Make-Whole Premium, if any, on) the Loan or any other amounts due hereunder when such amounts become due and payable and such default continues for two Business Days;

(c) failure to pay the Zohar II Policy Payment when due and payable under the insurance policy in respect of the Zohar II Notes;

(d) failure to comply with any covenant or agreement provided for in Sections 5.01(a), 5.01(b)(i), 5.02, 5.03, 5.04, 5.07, 5.10, 5.11, 5.12, 5.14, 5.16, 5.18, 5.19, 5.20, 5.21, 5.22, 5.23, 5.24, 5.25, 5.26, 5.28, 5.29, 5.30 and 5.31, or any other provision of this Agreement;

(e) failure to comply with any covenant or agreement provided for in Sections 5.01 (other than 5.01(a) and 5.01(b)(i)), 5.05, 5.06, 5.08, 5.09, 5.13, 5.15, 5.17, 5.27, and such default or breach is continued for 15 days;

(f) the (i) Senior Insurance Policy ceases to be in full force and effect (other than in accordance with the terms thereof or pursuant to the terms of the Senior Facility); (ii) the Borrower denies or disaffirms its obligations under the Senior Insurance Policy; or (iii) the Borrower, any rehabilitator, liquidator, conservator or other receiver of the Borrower, or the NYDFS asserts in writing that the Senior Insurance Policy is invalid or unenforceable;

(g) (i) the Borrower, the Lender or MBIA Inc. shall commence an Insolvency Proceeding, or the Borrower, the Lender or MBIA Inc. shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, the Lender or MBIA Inc. any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower, the Lender or MBIA Inc. any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower, the Lender or MBIA Inc. shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower, the Lender or MBIA Inc. shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due;

(h) one or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability (to the extent not covered by insurance) of $15,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

(i) (i) the Security Agreement shall for any reason cease to create a valid and perfected first-priority Lien on any portion of the Collateral (other than in accordance with the terms of this Agreement or the terms of the Security Agreement) or (ii) the Borrower, any rehabilitator, liquidator, conservator or other receiver of the Borrower, or the NYDFS asserts in writing that any Lien created under the Security Agreement is invalid or unenforceable;

(j) any “Event of Default” shall occur and continue beyond the applicable cure period, if any, under the (i) Senior Facility, (ii) Subordinated Facility, or (iii) any other Indebtedness of the Borrower;

(k) any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder ceases to be in full force and effect; or the Borrower, the Lender, MBIA Inc. or the NYDFS denies in writing the validity or enforceability of any provision of any Credit Document or the validity or priority of a Lien as required by the Security Agreement, or the Borrower, the Lender or MBIA Inc. denies in writing that it has any or further liability or obligation under any Credit Document;

(l) an ERISA Event occurs which results or would reasonably be expected to result in liability of the Borrower in an aggregate amount (determined as of the date of occurrence of such ERISA Event) which would reasonably be expected to result in a Material Adverse Effect or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under any Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

(m) a Change of Control shall have occurred; or

(n) any representation or warranty made or deemed made herein or in any other Credit Document, under the Senior Facility or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith shall prove to have been incorrect, false or misleading on or as of the date made or deemed made which failure has a Material Adverse Effect.

then, and in every such event (other than an event with respect to the Borrower described in Section 6.01(g)), and at any time thereafter during the continuance of such event, the Lender may by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon, any Make-Whole Premium and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 6.01(g), the Commitment shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest, any Make-Whole Premium thereon and all fees and other

Obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding any of the foregoing, no Event of Default, except for that described in Section 6.01(g) with respect to the Borrower, or the remedies provided in this paragraph, shall prevent a borrowing of the Delayed Draw Loan.

For the avoidance of doubt, upon an acceleration pursuant to this Section 6.01, the Make-Whole Premium shall be calculated as of the date of such acceleration and shall be due and owing following such an acceleration. The Borrower will pay the Make-Whole Premium, as compensation to the Lender for the loss of its investment opportunity and not as a penalty, whether or not an Event of Default specified in Section 6.01(g) has occurred and (if an Event of Default specified in Section 6.01(g) has occurred) without regard to whether the event causing such Event of Default is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the Loan and other Obligations are satisfied or released by foreclosure (whether or not by power of judicial proceeding), deed in lieu of foreclosure or by any other means. The Borrower agrees that payment of the Make-Whole Premium is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE MAKE-WHOLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Make-Whole Premium is reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Make-Whole Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lender and the Borrower giving specific consideration in this transaction for such agreement to pay the Make-Whole Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Make-Whole Premium to the Lender as herein described is a material inducement to Lender to make the Loan.

SECTION 6.02. Application of Money Collected. Any money collected by the Lender pursuant to this Article VI (including upon any realization of any Lien upon Collateral) shall be applied in the following order:

FIRST: to the payment of all amounts due to third parties pursuant to Section 7.03;

SECOND: to the payment of all amounts due the Lender pursuant to Section 7.03;

THIRD: to the payment of all accrued but unpaid interest, including any PIK Principal, on the Tranche A Loan for application by the Lender in accordance with the terms of the Senior Facility and, if applicable, the Subordinated Facility;

FOURTH: to the repayment of the outstanding principal amount of the Tranche A Loan and any Make-Whole Premium due in connection therewith for application by the Lender in accordance with the terms of the Senior Facility and, if applicable, the Subordinated Facility;

FIFTH: to the payment of all accrued but unpaid interest on the Tranche B Loan for application by the Lender in accordance with the terms of the Senior Facility and, if applicable, the Subordinated Facility;

SIXTH: to the repayment of the outstanding principal amount of the Tranche B Loan and any Make-Whole Premium due in connection therewith for application by the Lender in accordance with the terms of the Senior Facility and, if applicable, the Subordinated Facility; and

SEVENTH: The balance, if any, to the Borrower.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by U.S. mail or sent by telecopy (with confirmed receipt or followed by overnight delivery) to the addresses (or telecopy numbers) set forth on the signature pages hereof. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt or, if mailed, the fifth Business Day following the date so mailed, if earlier.

SECTION 7.02. Amendment and Waiver. No alteration, modification, amendment or waiver of any terms and conditions of any of the Credit Documents, including, for the avoidance of doubt, a waiver of any Event of Default, shall be effective or enforceable unless set forth in a writing signed by the Lender and the Senior Trustee at the direction of the Majority Senior Note Holders and to the extent any such alteration, modification, amendment or waiver affects in any way the rights or obligations of the Senior Trustee or the Subordinated Trustee, signed by the Senior Trustee or the Subordinated Trustee, as applicable. Without limiting the generality of the foregoing, the making of each Loan shall not be construed as a waiver of any Default, regardless of whether the Lender or any of the Senior Note Holders may have had notice or knowledge of such Default at the time.

SECTION 7.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (x) all reasonable out-of-pocket expenses incurred by the Lender, including but not limited to fees and disbursements of counsel for the Lender, in connection with the negotiation and preparation of any Credit Documents, the Senior Facility documents, the Subordinated Facility Documents, and all ancillary documents related thereto, including any amendments, modifications or waivers thereto requested or agreed to by the Borrower (whether or not the transactions contemplated hereby or thereby shall be consummated), the addition or release of any collateral or the enforcement or protection of the Lender’s rights in connection with any Credit Documents, the Senior Facility documents, and the Subordinated Facility Documents, including its rights under this Section in connection with the Loan made hereunder or any workout, restructuring or negotiations in respect thereof and (y) all fees and expenses of third parties, including without limitation, the Senior Trustee, the Senior Collateral Agent, the Subordinated Trustee, the Subordinated Collateral Agent and the Loan Administrator, arising under any of the Credit Documents, the Senior Facility, the Subordinated Facility, the Company Operating Agreement, and all ancillary documents related the foregoing (including any and all indemnification and reimbursement obligations arising thereunder or therefrom) for which the Lender is otherwise liable; which in the case of clause (y) shall be payable by the Borrower on an unconditional basis as a primary obligor and not merely as a surety and paid from proceeds of a Delayed Draw Loan to the extent that funds are not otherwise available therefor.

(b) The Borrower shall indemnify the Lender, the Senior Trustee, each Senior Note Holder, the Senior Collateral Agent, the Subordinated Trustee, the Subordinated Collateral Agent, and each Affiliate, director, officer, employee, agent and advisor of the Lender, the Senior Trustee, each Senior Note Holder, the Senior Collateral Agent, the Subordinated Trustee, the Subordinated Collateral Agent (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees and disbursements of counsel for any Indemnitee (the “Losses”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, any actual or prospective claim, litigation, investigation or proceeding relating to (i) the execution or delivery of any Credit Document, the performance of the parties hereto of their respective Obligations thereunder or the consummation of the Transactions or (ii) the Loan or the use of the proceeds therefrom, in each case, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Losses are (i) determined by a final judgment of a court of competent jurisdiction to have been incurred by reason of gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) in relation to Taxes (including, without limitation, Indemnified Taxes, Excluded Taxes or Other Taxes), indemnification for all of which shall be governed solely by Section 2.06.

(c) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement or instrument contemplated thereby, the Transactions, each Loan or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable promptly after written demand therefor. The Obligations of the Borrower under this Section shall survive payment in full of the Loan.

SECTION 7.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or Obligations hereunder and any attempted assignment or transfer by the Borrower shall be null and void. The Lender may not assign or otherwise transfer all or any portion of the Obligations hereunder to any Person without the consent of, or notice to, the Borrower and the Majority Senior Note Holders.

SECTION 7.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in any Credit Document and in the certificates or other instruments delivered in connection with or pursuant to any Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of each Credit Document and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under any Credit Document is outstanding and unpaid. The provisions of Section 7.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan or the termination of this Agreement or any provision hereof.

SECTION 7.06. Right of Setoff. If any amount payable hereunder or under any other Credit Document is not paid as and when due, the Borrower hereby authorizes the Lender and each affiliate of the Lender to proceed, to the extent permitted by applicable law, without prior notice, by right of setoff, bankers’ lien, counterclaim or otherwise, against any assets of the Borrower in any currency that may at any time be in the possession of the Lender or such affiliate, at any branch or office, to the full extent of all amounts payable to the Lender hereunder or thereunder. The Lender shall give prompt notice to the Borrower after any exercise of the Lender’s rights under the preceding sentence, but the failure to give such notice shall not affect the validity of any of the Lender’s actions.

SECTION 7.07. Severability. Any provision of any Credit Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without effecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7.08. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and any claim, controversy or dispute related to or in connection with this Agreement, any Credit Document or any of the transactions contemplated hereby or thereby, the relationship of the parties hereto and the interpretation and enforcement of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York (including, without limitation, Section 5-1401 et seq. of the New York General Obligations Law but otherwise without regard to principles of conflicts of laws).

(b) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND CONSENTS TO THE PLACING OF VENUE IN NEW YORK COUNTY OR OTHER COUNTY PERMITTED BY LAW. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT ANY CREDIT DOCUMENT OR INSTRUMENT REFERRED TO HEREIN MAY NOT BE LITIGATED IN OR BY SUCH COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT. EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY CREDIT DOCUMENT.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.09. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 7.10. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or of any other Credit Document by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or of such other Credit Document.

SECTION 7.11. Administration Fee. On an annual basis, the Borrower shall pay to the Lender an administration fee in the amount of $20,000 or such other amount as may be agreed from time to time by the Borrower and the Lender. Such administration fee or any portion thereof shall be payable on each February 1 Interest Payment Date, commencing February 1, 2017.

SECTION 7.12. Confidentiality. (a) The Lender agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (i) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Information confidential in accordance with customary practices); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 7.12 (or as may otherwise be reasonably acceptable to the Borrower), to (x) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (y) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (vii) with the consent of the Borrower; (viii) to the extent that such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 7.12, or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or (ix) in accordance with the Senior Facility.

(b) The Borrower agrees to publicly disclose on a quarterly basis the information described in clauses (i) through (viii) below with respect to the immediately preceding calendar quarter. Such public disclosure will be made by including such information on a dedicated page on MBIA Inc.’s website or in MBIA Inc.’s periodic SEC Reports. The information to be so disclosed will consist of the following:

(i) all cash received by the Borrower or its Affiliates as proceeds of the Zohar I Collateral or the Zohar II Collateral during the preceding calendar quarter;

(ii) all assets obtained by the Borrower or its Affiliates from Zohar I CLO or Zohar II CLO during the preceding calendar quarter;

(iii) the outstanding principal amount of the Senior Notes as of the end of the preceding calendar quarter;

(iv) the outstanding principal amount of the Subordinated Notes as of the end of the preceding calendar quarter;

(v) the interest paid in cash on the Senior Notes during the preceding calendar quarter;

(vi) the interest paid in cash on the Subordinated Notes during the preceding calendar quarter;

(vii) the PIK Principal as of the end of the preceding calendar quarter; and

(viii) the quarterly Interest and Principal Payment Certification for each Interest Payment Date.

(c) The Borrower agrees to publicly disclose on a monthly basis all cash received by the Borrower or its Affiliates as proceeds of the Zohar I Collateral or the Zohar II Collateral during the preceding calendar month. Such public disclosure will be made by including such information on MBIA Inc.’s website or in MBIA Inc.’s periodic SEC reports.

SECTION 7.13. Benefits of Agreement. The Senior Trustee, the Subordinated Trustee and Senior Note Holders and their successors and assigns shall be a third-party beneficiary to the provisions of this Agreement, and shall be entitled to rely upon and directly to enforce such provisions of this Agreement. In exercising any of their voting rights, rights to direct or consent or any other rights as Senior Note Holders under this Agreement, subject to the terms and conditions of this Agreement, the Senior Note Holders shall not have any obligation or duty to any Person to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or at its discretion or any failure by it to act or to direct that any action be taken, without regard to whether such inaction or action benefits or adversely affects the Borrower or the Lender.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

MBIA INSURANCE CORPORATION

By	/s/ Anthony McKiernan
Name: Anthony McKiernan
Title: Director/President and CFO

Notice Address for Borrower:

MBIA INSURANCE CORPORATION
One Manhattanville Road, Suite 301
Purchase, New York 10577
Attention: Anthony Reynolds

LENDER:

MZ FUNDING LLC

By /s/ Jonathan Harris
Name: Jonathan Harris
Title: Secretary

Notice Address for Lender:

MZ FUNDING LLC
c/o MBIA Inc.
One Manhattanville Road, Suite 301
Purchase, New York 10577
Attention: Anthony Reynolds

EXHIBIT A TO CREDIT AGREEMENT

Form of Interest and Principal Payment Certification

SCHEDULE I TO CREDIT AGREEMENT

(Indebtedness)

1.	Any unpaid advances made to the Borrower pursuant to the Advances Agreement, dated on or about January 5, 2016, by and among National Public Finance Guarantee Corporation, MBIA Inc., the Borrower and any other affiliates of National Public Finance Guarantee Corporation which may become parties to the agreement from time to time.

2.	14% Fixed-to-Floating Rate Surplus Notes

SCHEDULE II TO CREDIT AGREEMENT

(Liens)

1.	The lien on the trust account to secure payment on new policies to be issued by the Borrower replacing existing Financial Guaranty Insurance Policies numbers 503270 and 504220 issued by MBIA México, S.A. de C.V., the Borrower’s affiliate insurance company in Mexico, in the amount of the current capital account held in such Mexico affiliate. Replacement of the policies is part of the liquidation and dissolution of the Mexico office, including the transfer of net assets and reserves to the Borrower.

SCHEDULE III TO CREDIT AGREEMENT

(Investments)

1.	Any Investments made by the Borrower in connection with the remediation of any policy issued by the Borrower or the recovery of any claim payment made under any policy issued by the Borrower.

2.	The Borrower wholly owns MBIA UK Insurance Limited, a private limited company incorporated under the laws of the United Kingdom and Wales.

3.	The Borrower wholly owns MBIA Mexico S.A. de C.V., a Mexican corporation.

SCHEDULE IV TO CREDIT AGREEMENT

(Investment Plan)

[See Attached]

SCHEDULE V TO CREDIT AGREEMENT

(Litigation)

1.	“ZOHAR I INVOLUNTARY BANKRUPTCY CASES”: In Re: Zohar CDO 2003-1 Ltd., No. 15-23680 (S.D.N.Y.); In Re: Zohar CDO 2003-1 Corp., No. 15-23681 (S.D.N.Y.); In Re: Zohar CDO 2003-1 LLC, No. 15-23682 (S.D.N.Y.)

2.	“WESTCHESTER ACTION”: Tilton and Patriarch Partners XV, LLC v. MBIA Inc. and MBIA Ins. Corp., No. 68880/2015 (Sup. Ct. Westchester – Commercial Division)

3.	“TRUSTEE INTERPLEADER ACTION”: U.S. Bank N.A. v. Alvarez & Marsal Zohar Mgmt., LLC, Patriarch Partners VIII, XIV and XV, LLC, No. 652173/2016 (Sup. Ct. N.Y. Cnty.)

4.	“DELAWARE ACTION”: Zohar CDO 2003-1, et al., v. Patriarch Partners, LLC, VIII, XIV and XV, LLC, and PPAS, et al., C. A. No. 12247-VCS (Del. Ch.)

5.	“AGENCY REMOVAL ACTION”: Patriarch Partners Agency Servs., LLC v. Zohar CDO 2003-1, Ltd., et al., Case No. 16-cv-04488-VM-KHP.

6.	“ZOHAR I AUCTION ACTION”: Patriarch Partners XV, LLC and Octaluna LLC v. U.S. Bank Nat’l Ass’n and MBIA Ins. Corp., No. 1:16-cv-07128 (S.D.N.Y.)

7.	“DIRECTOR/CONSENTS LITIGATION”: ZOHAR II 2005-1, LIMITED, and ZOHAR III, LIMITED, v. FSAR HOLDINGS, INC., GLENOIT UNIVERSAL LTD., and UI ACQUISITION HOLDING CO., LYNN TILTON and MICHAEL RICCIARELLI, Civil Action No. 12946-VCS (Delaware Chancery Court)

8.	“SEC ACTION”: In the Matter of Lynn Tilton, Patriarch Partners, LLC, Patriarch Partners VIII, XIV, and XV, LLC; File No. 3-16462 –Administrative Proceeding